Exhibit 99.1


             AMERICAN MORTGAGE ACCEPTANCE COMPANY REVISES FINANCIAL
                      GUIDANCE FOR SECOND QUARTER AND YEAR


NEW YORK, NY - July 17, 2003 - American Mortgage Acceptance Company ("AMAC" or the "Company") (AMEX: AMC) today stated that it has revised its second quarter and full-year earnings guidance for 2003.

AMAC has revised its second quarter earnings estimate to $0.32-$0.33 per share, which is lower than the Company's initial guidance of $0.37 per share for the quarter ended June 30, 2003. AMAC has also revised its full-year estimate to $1.58-$1.60 per share, from the Company's initial guidance of $1.65-$1.70 per share.

AMAC's revised earnings guidance is based upon its expectation that it will not receive interest on four mezzanine loans that are currently in default. The mezzanine loans have an aggregate principal amount of $10.5 million, which comprises approximately 4% of the Company's total assets. The Company adds that it is taking steps to preserve its investment in these loans and believes that it is adequately collateralized and does not expect to experience a loss of principal. More information will be provided on its upcoming conference call to discuss second quarter financial results.

Although the declaration of dividends is subject to the continued discretion of AMAC's Board of Trustees, the inability to collect interest on these loans will not affect the Company's ability to continue to pay a quarterly dividend at a rate equal to the most recently declared dividend of $0.40 per share.

About the Company

AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.


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